Exhibit 5.3
HANSON BRIDGETT LLP
TELEPHONE 415 777 3200
FACSIMILE 415 541 9366
REPLY TO SAN FRANCISCO
E-MAIL sf@hansonbridgett.com
May 20, 2011
American Reprographics Company
American Reprographics Company, L.L.C.
ARC Acquisition Corporation
BPI Repro, LLC
Licensing Services International, LLC
Mirror Plus Technologies, Inc.
Planwell, LLC
Reprographics Fort Worth, Inc.
Reprographics Northwest, LLC
SubHub, Inc.
The Peir Group, LLC
The Peir Group International, LLC
1981 N. Broadway, Suite 385
Walnut Creek, California 94596
Ladies and Gentlemen:
     We have acted as counsel to American Reprographics Company, a Delaware corporation (the “Company”), and its subsidiaries listed on Schedule I hereto (the “Covered Guarantors” and, together with the Company, the “Companies”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company, as issuer, and certain guarantors, including the Covered Guarantors, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to: (i) the issuance by the Company of up to US$200,000,000 aggregate principal amount of its 10.5% Senior Notes due 2016 (collectively, the “Senior Notes”); and (ii) the issuance by the Covered Guarantors of guarantees (collectively, the “Senior Note Guarantees”) along with the issuance by certain other guarantors of guarantees with respect to the Senior Notes.
     We understand that the Senior Notes and the Senior Note Guarantees will be issued under and pursuant to the Indenture (the “Indenture”), dated as of December 1, 2010 among the Company, certain guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and that the Senior Notes are being offered in exchange for the unregistered 10.5% Senior Notes due 2016 of the Company.
     We also understand that, when issued, the Senior Notes will be unconditionally guaranteed on an unsecured, senior basis by each of the Guarantors, among others. The Senior Note Guarantees are described and included in the Indenture.
     For purposes of this opinion, we have examined executed copies of, but have not participated in the negotiation, preparation (except to the extent governed by U.S. federal or California law) or settlement of the Registration Statement and the Indenture. We have also examined the originals, or copies properly certified or otherwise identified to our satisfaction as being in the form of the originals, of the following documents:
(a)	the organizational documents of the Company and each Covered Guarantor;

(b)	records of all applicable corporate or limited liability company proceedings of the Company and each Covered Guarantor, as applicable, with respect to the transactions as to which this opinion relates, certified by the corporate secretary of the Company and each Covered Guarantor, as applicable;

(c)	as to the Company, a Certificate of Good Standing dated May 18, 2011 issued by the Delaware Secretary of State certifying the good standing of the Company;

(d)	as to Covered Guarantors Mirror Plus Technologies, Inc. and Planwell, LLC, Certificates of Status dated March 29, 2011 issued by the California Secretary of State certifying the good standing of each such Covered Guarantor;

(e)	as to Covered Guarantors BPI Repro, LLC, Licensing Services International, LLC, Reprographics Northwest, LLC, Subhub, Inc., The Peir Group, LLC, and The Peir Group International, LLC, Certificates of Status dated March 30, 2011 issued by the California Secretary of State certifying the good standing of each such Covered Guarantor;

(f)	as to the Covered Guarantor incorporated in Delaware, a Certificate of Status dated March 31, 2011 issued by the Delaware Secretary of State certifying the good standing of such Covered Guarantor;

(g)	as to Covered Guarantor ARC Acquisition Corporation, a Certificate of Status dated April 7, 2011 issued by the California Secretary of State certifying the good standing of such Covered Guarantor; and,

(h)	Letters of Bring Down issued by CT Corporation dated May 20, 2011 with respect to each of the Covered Guarantors in their respective states of formation (all of the foregoing in subsections (c) through (h) are collectively referred to herein as the “Certificates of Good Standing,” copies of which have been provided to you).
     We have also examined such other records of each of the Companies, such certificates of officers of each of the Companies, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions express below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on an officers’ certificate of the Companies, a copy of which has been provided to you (the “Officers’ Certificate”). With regard to such factual matters relevant to this opinion as to which we have relied upon and said representations, warranties, statements and certificates of the officers of the Companies and others, we have not sought to verify independently the existence of the facts as represented to us, but we are aware of no facts which would lead us to believe that the opinions expressed herein are not appropriate.
     For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification): (a) the genuineness of all signatures (whether on originals or copies of documents); (b) the legal capacity of all natural persons; (c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof; (d) that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; (e) the completeness and accuracy of all statements of fact set forth in the Officer’s Certificate; (f) the due authorization, execution and delivery of all documents by all parties thereto (other than the Companies); and (g) the terms and conditions of the Indenture, the Senior Notes and the Senior Note Guarantees have not been amended, modified or supplemented by any other agreement or understanding of the parties, or by waiver of any of the material provisions of such documents. With respect to the opinion in paragraph 1 below, we have relied solely on the Certificates of Good Standing.

     We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion is limited to the current laws of the State of California and the General Corporation Law of the State of Delaware, and to facts as they presently exist. We express no opinions with respect to the laws of any other jurisdiction. We have no obligation to revise or supplement our opinion should the current laws of the State of California or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.
     Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:
1. The Company is existing under the laws of the State of Delaware and each Covered Guarantor is existing under the laws of the state set forth next to such Covered Guarantor’s name on Schedule I hereto.
2. The execution and delivery by the Company and each of the Covered Guarantors of the Indenture and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate or limited liability company action on the part of the Company and each of the Covered Guarantors and the Indenture has been duly executed and delivered (to the extent such delivery is governed by California law or the General Corporation Law of the State of Delaware) by the Company and each of the Covered Guarantors.
3 The Senior Note Guarantees have been duly authorized by all necessary corporate or limited liability company action on the part of the Covered Guarantors.
     The opinions expressed above are rendered solely for the benefit of the addressees in connection with the transactions herein described and may not be used or relied upon by you for any other purpose or used or relied upon by any other person for any purpose whatsoever without our prior written consent, except that copies of this opinion letter may be furnished to your counsel, Orrick, Herrington & Sutcliffe LLP, which may rely upon the opinions set forth herein as though addressed to it. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,
/s/ Hanson Bridgett LLP
HANSON BRIDGETT LLP

SCHEDULE I

Guarantor	State of Incorporation or Formation
American Reprographics Company, L.L.C.	California

ARC Acquisition Corporation	California

BPI Repro, LLC	California

Licensing Services International, LLC	California

Mirror Plus Technologies, Inc.	California

Planwell, LLC	California

Reprographics Fort Worth, Inc.	Delaware

Reprographics Northwest, LLC	California

SubHub, Inc.	California

The Peir Group, LLC	California

The Peir Group International, LLC	California